TUESDAY OCTOBER 17, 8:41 AM EASTERN TIME

PRESS RELEASE

FIBERCORE EXPANSION

CHARLTON, Mass.--(BUSINESS WIRE)--Oct. 17, 2000--FiberCore, Inc. (OTC BB: FBCE - news), a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, with production facilities in Jena, Germany and Campinas, Brazil today announced its capacity expansion plans for these facilities in order to meet ever-increasing product demand.

On October 11th, we had a groundbreaking ceremony for the building of our new facility in Jena. The facility is expected to be on-line in late 2001 and to more than double the capacity at our existing Jena plant. Operations in Jena focus primarily on multi mode fiber.

At our Brazilian plant, the goal is to increase Brazilian market share and to increase exports to the United States and to other Latin American countries. To meet this target, we have implemented an expansion plan designed to grow capacity from approximately 1 million kms of single-mode fiber in 2000, which is up from approximately 500 thousand kms in 1999, to over 5 million kms by 2004.

In addition to its standard multi mode and single mode fiber that meets the highest industry standards, the company also offers a line of ValuGrade(R) and EconoGrade(R) optical fibers. These fibers are available in single-mode and multi-mode designs, and are ideally suited for Feeder Loop, Fiber-to-the Curb,
(FttC), Fiber-to-the Home (FttH) and Fiber-to-the Desk (FttD) applications.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of and ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     FiberCore, Inc.
     Charles DeLuca
     508-248-3900
     FBCE2CDL@aol.com
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